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                                                                EXHIBIT 10.8

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 27th day of February, 1997, by and between PREMIUM STANDARD FARMS, INC., a Delaware corporation (the "Company"), and WILLIAM R. PATTERSON, an individual (the "Employee").

         WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of October 1, 1996 (the "Old Contract");

         WHEREAS, Company and Employee desire to replace the Old Contract with this Agreement and, further, intend, that this Agreement shall be substituted for, and supersede, the Old Contract in its entirety;

         WHEREAS, the Company desires to employ the Employee and to assure itself of the continued services of the Employee for the term of employment provided for in this Agreement, and the Employee desires to be employed by the Company for such a period, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and Employee desire to set forth, in writing, the terms and conditions of their agreements and understandings.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company, upon the terms and conditions contained herein. During the term of Employee's employment hereunder, Employee shall have the title, status and duties of Executive Vice President and Chief Financial Officer of the Company. During the term of Employee's employment hereunder, Employee will serve the Company faithfully and to the best of his ability under the direction of the Board of Directors of the Company (the "Board") and shall devote substantially all his working time and attention to the business of the Company and to the performance of his duties hereunder. Employee will also serve upon request of the Board, and for no additional compensation, in the position, or positions, of an officer or director of any subsidiary of the Company.

         2. Term. The term of Employee's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall end December 31, 1999, unless sooner terminated by either party in accordance with the provisions of this Agreement (the "Initial Employment Term"); provided, however, this Agreement shall be automatically extended without further action by either party for additional one-year periods, unless written notice of





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either party's intention not to extend the term of Employee's employment hereunder has been given to the other party at least six months prior to the expiration of the then effective term.

         3.      Salary.

                 3.1 Base Salary. The Company will pay to Employee a minimum annual base salary ("Base Salary") of Two Hundred Thousand and No/100ths Dollars ($200,000.00), payable at such intervals consistent with the Company's payroll policies for other senior executive officers, with such annual increases as are necessary to reflect changes in the cost of living and as may be provided under the terms of this Agreement. Once increased, such greater amount shall constitute Employee's Base Salary.

                 3.2 Annual Review. Employee's Base Salary shall be reviewed by the Compensation Committee of the Board on each anniversary of Employee's initial hire date. Employee's Base Salary may be increased (but not decreased) based upon Employee's performance. In addition to any increases under this Section 3.2, the Board may, in its sole discretion, increase Employee's Base Salary at any time.

         4.      Employee Benefits; Performance Bonus.

                 4.1 General. Employee will be included, to the extent eligible thereunder by virtue of his position, tenure, salary, age and other qualifications, in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company for, or made available to, its other senior executive officers. For purposes of the aforesaid benefit plans and other purposes of this Agreement, the Employee's employment with the Company shall not be terminated or interrupted by termination of the Old Contract.

                 4.2 Executive Performance Bonus. Employee will be eligible to participate in an executive performance bonus (the "Executive Performance Bonus") as determined by the Board in its sole discretion, in accordance with the Company's general management bonus policy; provided, however, in no event will the norm Executive Performance Bonus paid to Employee be an amount equal to or greater than fifty percent (50%) of Employee's Base Salary.

                 4.3 Company Automobile. Employee will have the use of a Class 1 automobile, as defined in the Company's automobile policy, owned or leased by the Company for the performance of Employee's services hereunder. The Company will reimburse Employee for reasonable expenses incurred in connection with Employee's use of such automobile in accordance with the Company's expense reimbursement policy.

                 4.4 Reimbursement of Expenses. The Company will reimburse Employee for reasonable travel and other business expenses incurred by him in the fulfillment of his duties





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hereunder upon Employee's presentation to the Company of an itemized account of such expenditures.

         5.      Termination of Employment

                 5.1      Termination without Cause; Resignation for Good
                   Reason.

                          5.1.1   General.  Subject to the provisions of
Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Initial Employment Term, Employee's employment is terminated by the Company without Cause, as defined in Section 5.3, or if Employee resigns from his employment for Good Reason, as defined in Section 5.4, the Company shall continue to pay Employee his annual Base Salary as of the date of termination or resignation for a period of one (1) year following the date of termination or resignation (such period, as applicable, being referred to hereinafter as the "Severance Period"); provided, however, notice by either party of its intention not to extend the Initial Employment Term beyond December 31, 1999 shall not constitute termination without Cause or resignation for Good Reason. During the Severance Period, Employee shall also be eligible to participate on the same terms and conditions as in effect immediately prior to such termination or resignation in all health, medical, supplemental medical and life insurance plans or programs ("Employee Welfare Plans") provided to Employee by the Company pursuant to Section 4 above at the time of such termination or resignation and which are provided by the Company to its employees following the date of such termination or resignation; provided, however, that Employee's eligibility to participate in these Employee Welfare Plans shall end at such time as Employee becomes eligible to receive coverage under comparable programs of a subsequent employer. If, during the Severance Period, Employee is precluded from participating in any Employee Welfare Plan by its terms or applicable law, the Company will provide Employee with benefits that are reasonably equivalent to those which Employee would have received under such plan had Employee been eligible to participate therein. Anything to the contrary herein notwithstanding, the Company shall have no obligation to continue to maintain any Employee Welfare Plan during the Severance Period solely as a result of this Agreement.

                          5.1.2   Employee will not be required to mitigate the
amount of any payment provided for in Section 5.1.1 by seeking other employment, and the amount of any such payment will not be reduced by any compensation earned by Employee as the result of his employment by another employer subsequent to termination of Employee's employment with the Company.

                          5.1.3   Death During Severance Period.  In the event
of Employee's death during the Severance Period, the Severance Period shall immediately cease, the Company shall not be obligated to make any further payments pursuant to this Section 5, and the provisions of Section 6.1 shall apply as though Employee's death had occurred immediately prior to termination of Employee's employment hereunder.





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                          5.1.4   Date of Termination.  The date of termination
of employment without Cause shall be the date specified in a written notice of termination to Employee. The date of resignation for Good Reason shall be the date specified in the written notice of resignation from Employee to the Company.

                 5.2      Termination for Cause; Resignation Without Good
                   Reason.

                          5.2.1   General.  If Employee's employment hereunder
is terminated by the Company for Cause, or if Employee resigns from his employment hereunder other than for Good Reason, Employee shall be entitled only to payment of his Base Salary earned through and including the date of termination or resignation. Employee shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination for Cause or resignation of employment other than for Good Reason.

                          5.2.2   Date of Termination.  Subject to Section 5.3,
the date of termination for Cause shall be the date of receipt by Employee of a written Notice of Termination provided for in Section 5.2.3. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from Employee to the Company, or if no date is specified therein, ten (10) business days after receipt by the Company of written notice or resignation from Employee.

                          5.2.3   Notice of Termination.  Termination of
Employee's employment for Cause shall be communicated by delivery to Employee of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and reasonable opportunity for Employee together with Employee's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board an event constituting Cause for termination in accordance with Section 5.3 has occurred and specifying the particulars thereof (a "Notice of Termination"). For purposes of this Agreement, no purported termination of Employee's employment for Cause shall be effective without delivery of such Notice of Termination.

                 5.3 Cause. Termination for "Cause" means termination of Employee's employment because of (i) any willful material violation by Employee of any law or regulation applicable to the business of the Company or any of its subsidiaries or Employee's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by Employee of a common law fraud, (ii) Employee's commission of an act involving gross negligence on the part of Employee in the conduct of his duties under this Agreement or any other employment or consulting agreement with another employer having a business relationship with the Company, (iii) Employee's commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other employer having a business relationship with the Company, (iv) any material breach by Employee of any provision of this Agreement or any other employment or consulting agreement with another employer having a business relationship with the Company including, without limitation, the continued failure or





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refusal of Employee to perform the material duties required of him as an employee of the Company, or (v) any other misconduct by Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates; provided, however, that if any such Cause relates to Employee's obligations under this Agreement and (x) is susceptible to cure and (y) does not constitute a repetition of such Cause, the Company shall not terminate Employee's employment hereunder unless the Company first gives Employee a Notice of Termination, and Employee has not, within ten (10) business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such ten (10) business day period, Employee has not taken all reasonable steps within such ten (10) business day period to cure such Cause as promptly as practicable thereafter.

                 5.4 Good Reason. For purposes of this Agreement, "Good Reason" means:

                          5.4.1   A diminution in Employee's position,
                          authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; provided, however, that the creation of additional officer positions shall not be considered a diminution in Employee's authority so long as Employee continues to hold the office of Executive Vice President and Chief Financial Officer and performs the duties, functions and responsibilities within the Company as performed by him prior to the date hereof;

                          5.4.2   The Company's failure or refusal to
                          comply with the provisions of this Agreement; or

                          5.4.3   The Company (i) files a petition in
                          bankruptcy court or is adjudicated a bankrupt; (ii) institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; (iii) has a receiver of its assets or property appointed because of insolvency; or (iv) makes a general assignment for the benefit of creditors.

         6.      Death or Permanent Disability.

                 6.1 Death. If Employee's employment hereunder is terminated by death, the Company shall, within ninety (90) days of the date of death, make a lump sum payment to Employee's estate (or other beneficiary designated by him in writing) equal in amount to Employee's Base Salary as in effect on the date of death that would have been paid to Employee over a period of twelve months. Thereafter, the Company shall have no further obligation to Employee under the Agreement.

                 6.2 Permanent Disability. In the event Employee shall become physically or mentally disabled while employed by the Company under this Agreement so that Employee is unable to render the services provided for by this Agreement for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, the





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Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, terminate Employee's employment hereunder for "Permanent Disability" by written notice to Employee. The Company shall, following such termination, continue to pay Employee's Base Salary as then in effect for a period of twelve months, and shall continue during such period Employee's participation in medical benefits programs then maintained for the Company's senior executive officers (or shall provide reasonably equivalent benefits). Employee will use his reasonable best efforts to cooperate with any physician engaged by the Company to determine whether or not Permanent Disability exists, and the determination of such physician made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement. Any payments provided for in this Section 6.2 shall be offset (but not below zero) by any salary continuation payments received by Employee under any plan, program or arrangements in which Employee participated pursuant to
Section 4.1 of this Agreement. Except as provided in this Section 6.2, upon termination of the Employee's employment hereunder by virtue of Employee's Permanent Disability, the Company shall have no further obligation to Employee under this Agreement.

         7.      Change of Control.

                 7.1 Notwithstanding anything to the contrary contained herein, if the Company terminates Employee without Cause upon or within six (6) months following a Change of Control, as defined below, the Company will pay to Employee an amount equal to the greater of (i) Employee's annual Base Salary as of the date of the Change of Control, or (ii) if the Change of Control occurs during the Initial Employment Term, the remaining portion of Employee's Base Salary for the Initial Employment Term as of the date Employee's employment is terminated, as severance pay, and the covenant not to compete set forth in
Section 8.3.1 below will not apply to Employee.

                 7.2      For purposes of this Agreement, "Change of Control"
                   means:

                          (a)     A consolidation, merger or similar
transaction involving the Company which has one or more of the following results: (i) the Company is not the surviving entity; (ii) a single person or entity or a group of persons and/or entities acting in concert (an "Acquiring Entity") acquire a majority amount or more of the Company's Common Stock, followed by a change in a majority of the membership of the Board, other than as a result of death or voluntary resignation (for reason unrelated to the transaction) of any member or members of the Board, within six months from the date the Acquiring Entity acquires a majority amount or more of the Company's common stock; (iii) there is a sale or transfer of all or substantially all of the Company's assets; or (iv) the Company is dissolved or liquidated; or

                          (b)     A consolidation, merger or similar
transaction involving PSF Holdings, L.L.C. ("Holdings") which has one or more of the following results: (i) Holdings is not the surviving entity; (ii) an Acquiring Entity acquires a majority amount or more of





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Holdings' Units, as defined in the Plan; (iii) there is a sale or transfer of all or substantially all of Holdings' assets; or (iv) Holdings is dissolved or liquidated.

                          (c)     The provisions of (a) and (b) above
notwithstanding, it is not the intent of the Company to include within the definition of "Change of Control" changes in the ownership of the Company and/or Holdings which are occasioned by the transfer or sale of Units and/or Company common stock to one or more parties who acquire the Units and/or Company common stock for purposes of maintaining a passive investment in the Company and/or Holdings. For these reasons, the parties agree that the Board reserves the authority to determine, in good faith, and in its sole discretion, whether the occurrence of a particular event (such as the sale of Units and/or Company common stock to an affiliate, a current investor, or another third-party passive investor) falls within the definition of a "Change of Control" for purposes of this Agreement.

                 8.       Confidentiality.

                          8.1     Confidentiality.  Employee covenants and
agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its affiliates' or subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

                          8.2     Exclusive Property.  Employee confirms that
all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Employee relating to the business of the Company shall be and remain the property of the Company.

                          8.3     Noncompetition.

                                  8.3.1    If the Company terminates Employee's
employment for Cause, as defined in Section 5.3, or Employee terminates his employment with the Company other than for Good Reason, as defined in Section 5.4, Employee will not, for the two (2) year period following the termination of Employee's employment under this Agreement, without the prior written consent of the Board, be or remain employed or retained by, or consult with or render any services for any person, firm, partnership, joint venture, limited liability company, association, corporation or other business organization, entity or enterprise engaged in any business, which competes directly or indirectly with the business in which the Company, or any of its subsidiaries or affiliates, is engaged at any time during the term of this Agreement;





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provided, however, (i) nothing contained in this Section 8.3.1 shall prevent
Employee from being employed by a company whose business activities compete, directly or indirectly, with the Company so long as Employee is employed in a capacity or a division, unit or separate portion of that other company which does not compete with the business of the Company, and (ii) the provisions of this Section 8.3.1 shall not apply if Employee elects to give notice of non-extension as provided in Section 2 prior to the end of the Initial Employment Term or any one-year renewal period thereafter. Employee hereby further agrees that Employee will not solicit or endeavor to entice away from the Company, or any of its affiliates or subsidiaries, any person who is, or was during the then most recent twelve month period, employed by or associated with the Company, nor will Employee solicit or endeavor to entice away from the Company, or any of its affiliates or subsidiaries, any person or entity who is, or was within the then most recent twelve month period, a customer, client or prospect of the Company. The period during which the obligations of this
Section 8.3 shall apply to Employee shall be extended by a period of time equal to any period during which Employee shall be in breach of such obligations.

                                  8.3.2    If the Company gives Employee notice
of its intention not to extend this Agreement for an additional one-year period beyond December 31, 1999 in accordance with Section 2 above, the Company, in its sole discretion, shall have the option and right, by giving notice to Employee and paying to Employee an amount equal to Employee's Base Salary as currently in effect (such amount to be payable at intervals consistent with the Company's payroll practices for other senior executives) to prevent Employee from competing with the Company for a period of one (1) year following the termination of Employee's employment under this Agreement in the same manner as set forth in Section 8.3.1 above.

                                  8.3.3    If this Agreement is extended for
additional one-year periods beyond December 31, 1999 in accordance with Section 2 above and, thereafter, either (i) the Company gives Employee notice of its intention not to extend the terms of this Agreement for additional one-year periods, or (ii) the Company terminates Employee without Cause, or (iii) Employee resigns for Good Reason, the Company, in its sole discretion, shall have the option and right, by giving notice to Employee and paying to Employee an amount equal to Employee's Base Salary as currently in effect (such amount to be payable at intervals consistent with the Company's payroll practices for other senior executives) to prevent Employee from competing with the Company for a period of one (1) year following the termination of Employee's employment under this Agreement in the same manner as set forth in Section 8.3.1.

                                  8.3.4    Employee shall not be required to
mitigate the amount of any payment provided in Sections 8.3.2 and 8.3.3 by seeking other employment; provided, however, if Employee violates or breaches the non-competition provisions set forth in Sections 8.3.2 and 8.3.3, the amount of any payment provided in Sections 8.3.2 and 8.3.3 will be discontinued, in addition to all other legal and equitable remedies available to the Company.

                                  8.3.5    The restrictions set forth in this
Section 8 are considered by the parties to be reasonable. However, if any such restriction is found to be unenforceable because it extends for too long a period of time or over too great a range of activities or is too broad a





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geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. In the event of a breach or a threatened breach of this Section
8, the Company shall be entitled to an injunction restraining Employee from committing or continuing such breach, as well as to any and all other legal and equitable remedies permitted by law but only if the Company has fulfilled all its obligations to Employee pursuant to this Agreement.

                 9.       Miscellaneous.

                          9.1     Notices.  All notices and communications
hereunder shall be in writing, addressed as follows:

                 To the Company:

                 Premium Standard Farms, Inc.
                 423 W. 8th Street, Suite 200
                 Kansas City, Missouri  64105
                 Attention:  Chief Executive Officer

                 To Employee:

                 William R. Patterson
                 Premium Standard Farms, Inc.
                 423 W. 8th Street, Suite 200
                 Kansas City, Missouri  64105

Any such notice or communication shall be delivered in person, by cable, by telecopy (with confirmation copy of such telecopied material delivered in person or by registered or certified mail, return receipt requested) or by certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

                          9.2     Severability.  If any provision of this
Agreement shall be prohibited by or invalid under applicable law or otherwise determined to be unenforceable, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement.

                          9.3     Disputes.  Any controversy, claim or dispute
between the parties arising out of this Agreement shall be settled by arbitration in Kansas City, Missouri in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association.

                          9.4     Entire Agreement; Modification.  This
Agreement constitutes the entire agreement among the parties hereto and supersedes any and all prior contracts, arrangements or understandings between the parties, including without limitation the Old Contract. This





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Agreement may be amended or modified at any time only by mutual written agreement of the parties.

                          9.5     Withholding.  The Company may withhold from
any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                          9.6     Governing Law.  This Agreement shall be
construed, interpreted, and governed in accordance with the laws of the state of Missouri without regard to conflict of law principles.

                          9.7     Successors.  This Agreement shall be binding
upon and inure to the benefit of, and shall be enforceable by Employee and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more entities, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the entity resulting from such merger or to which the assets shall be sold or transferred, which entity from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, by operation of law or otherwise, the Company shall remain primarily liable for its obligations hereunder. Employee may not assign this Agreement.

                          9.8     Headings.  The headings of Sections herein
are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                          9.9     Counterparts.  This Agreement may be executed
by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                          9.10    Survival.  All Sections of this Agreement
shall survive beyond the period during which Employee is employed hereunder, except as otherwise specifically stated.





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         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
                     MAY BE ENFORCED BY THE PARTIES HERETO


                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                     PREMIUM STANDARD FARMS, INC.

                                     /s/ Dennis W. Harms
                                     --------------------------------
                                     By:     Dennis W. Harms
                                     Title:  Chief Executive Officer


                                     EMPLOYEE

                                     /s/ William R. Patterson
                                     --------------------------------
                                     William R. Patterson





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